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                                                                   EXHIBIT 2.2.2

                         [LETTERHEAD OF THE FOUNDATION]


                                                             _____________, 2002



WellChoice, Inc.
11 West 42nd Street
New York, NY 10036

         Re:      Transfer and Exchange of Shares

Ladies and Gentlemen:

     Reference is hereby made to the Amended Plan of Conversion filed by Empire HealthChoice, Inc. ("Empire") on June 18, 2002, as amended (the "Plan"), and the related Opinion and Decision issued by the New York State Department of Insurance on October 8, 2002. To effect the stock transfer in "Step 4" described in the Plan under "Conversion Transaction - - - The Steps of the Proposed Transaction," The New York Charitable Asset Foundation, a New York not-for-profit corporation (the "Foundation"), hereby agrees with WellChoice, Inc., a Delaware corporation ("WellChoice"), that the Foundation shall transfer five (5) shares of Empire to WellChoice Holdings of New York, Inc., a New York corporation and wholly owned subsidiary of WellChoice, in exchange for WellChoice issuing to the Foundation ______ shares of WellChoice's common stock, par value $.01 per share (the "Share Transfer"). The Share Transfer shall take place at the time of the Conversion (as described in the Plan) as mutually agreed by the parties.

                                                 Very truly yours,

                                                 The New York Charitable Asset
                                                 Foundation


                                                 By:__________________________
                                                 Name:
                                                 Title:

Accepted and Agreed as of the
date first written above:

WellChoice, Inc.

By:________________________
Name:
Title: